EXHIBIT 10.2

TERMINATION AGREEMENT

TERMINATION AGREEMENT, dated as of January 1, 2008 (this “Agreement”), by and between Greenlight Reinsurance, Ltd., a Cayman Islands insurance company (the “Company”), DME Advisors, LP, a Delaware limited partnership (the “Investment Advisor”), and Greenlight Capital Re, Ltd., a Cayman Islands exempted company with limited liability (“Greenlight Capital Re”).

W I T N E S S E T H:

WHEREAS, the Company, the Investment Advisor and Greenlight Capital Re are parties to that certain Second Amended and Restated Investment Advisory Agreement dated as of January 1, 2007 (the “Investment Advisory Agreement”); and

WHEREAS, each of the Company, the Investment Advisor, and Greenlight Capital Re desires to terminate the Investment Advisory Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Investment Advisor and Greenlight Capital Re agree as follows:

Section 1. Termination.

The Company, the Investment Advisor and Greenlight Capital Re., Ltd. hereby agree that the Investment Advisory Agreement will terminate effective 12:01 a.m. on January 1, 2008 and shall be of no further force or effect after such time and date; provided that Sections 2 (with respect to payments due for the period ending December 31, 2007) 5, 6, 9(c) (with respect to payments due for the period ending December 31, 2007) and 12 of the Investment Advisory Agreement and Section 4(a) of Exhibit B thereto shall survive such termination.

Section 2. Mutual Release.

Except for the obligations expressly set forth in this Agreement, including, without limitation, the obligations under the Investment Advisory Agreement that survive termination pursuant to Section 1 above, each party, on behalf of itself and its respective affiliates, hereby releases the other party and its affiliates from any and all claims, obligations and liabilities arising from or relating to the Investment Advisory Agreement.

Section 3. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

Section 4. Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 5. Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

Section 6. Counterparts.

This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

GREENLIGHT REINSURANCE, LTD.
By:	/s/ Leonard Goldberg
Name: Leonard Goldberg
Title: Chief Executive Officer

DME ADVISORS, LP

By:	/s/ Harry Brandler
Name: Harry Brandler
Title: CFO

GREENLIGHT CAPITAL RE, LTD.

By:	/s/ Tim Courtis
Name: Tim Courtis
Title: CFO